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                                                                    Exhibit 99.2


CONTACT: MARC SANDERS
Director of Marketing      www.royalbankamerica.com     ROYAL BANK AMERICA
Phone:  610.668.4700       www.royalasianbank.com
Fax:    610.668.3670       www.mortgagephilly.com       MEDIA RELEASE

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ROYAL BANK AMERICA LEASING DIVISION FORMED

(NARBERTH, PA) - August 15, 2005 - Royal Bancshares of Pennsylvania, Inc (NASDAQ: RBPAA), Royal Bank America's parent company, is proud to announce the creation of its new leasing division, Royal Bank America Leasing. Formed in partnership with Primary Financial Corporation and Alliance Capital Ventures, both regional equipment leasing companies, RBA Leasing will focus on small-ticket leasing solutions for today's growing businesses.

Leasing allows businesses to maintain their competitive edge by acquiring the latest technologies without the long-term risk of equipment obsolescence. Tax advantages, including payments treated as a pre-tax business expense, make leasing advantageous to many expanding businesses.

"The ability to offer innovative leasing solutions further strengthens our commitment to our business customers," noted Royal Bank America President/CEO Joseph P. Campbell.

Royal's Managing Partners in RBA Leasing, current Primary Financial Corp. owner Mike Basile and Alliance Capital Ventures owner Keith Brinks will retain a financial interest in the company and run the day-to-day operations.

"We take pride in our reputation as the region's premier providers of leasing solutions, and are certain that as part of the Royal family we will continue to offer highly-personalized service to our customers," commented Royal Bank America Leasing Managing Partner Mike Basile.

According to industry estimates, businesses finance over $200 billion worth of equipment every year. Royal Bank America Leasing will finance essential-use equipment including office furniture, technology assets, phone systems, medical and laboratory equipment, software and manufacturing.

For more information visit www.rbaleasing.com or call 610-828-4662.

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates sixteen full-service branches under the name Royal Bank America and five locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.